Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Reaffirms its Strategic Initiatives and Appoints Two New Independent Directors

NEW YORK, November 9, 2015 New York REIT, Inc. (“NYRT” or the “Company”) announced today that AR Capital LLC (“AR Capital”), the parent of the Company’s sponsor, had advised NYRT that AR Capital and Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) have mutually agreed to terminate the planned transaction pursuant to which Apollo would have purchased a controlling interest in a newly formed company, AR Global Investments, LLC, that would have owned a majority of the ongoing asset management business of AR Capital including the Company’s advisor.

Separately, the Company also announced that its board decided to increase the size of its board by two additional members and that Keith Locker and James Nelson have been appointed to fill the two new slots as additional independent directors of the Company. The Board of Directors of NYRT now consists of seven members, five of which are independent.

“Today’s announcement regarding the termination of the transaction between AR Capital and Apollo in no way affects our resolve to see our previously announced strategic initiatives through to a successful conclusion,” commented Randolph C. Read, Chairman of New York REIT. “The strategic process which we initiated many months ago continues to move forward. We are committed to maximizing long-term shareholder value” Mr. Read also commented.

“Additionally, we are pleased to announce that Keith Locker and James Nelson have agreed to join our Board of Directors. Keith and Jim bring a vast repertoire of experience and knowledge to our Board and will be of particular assistance to the Company in evaluating strategic initiatives. This decision is consistent with our previous announcements indicating that we would be adding two new independent directors to our Board. We are delighted to have these two esteemed individuals joining our Board as we fulfill our promises to our shareholders,” Mr. Read commented further.

About Keith Locker

Keith Locker is the CEO, President and co-founder of Inlet Capital LLC. He has more than 30 years of major national market experience in real estate finance, private investment, capital markets, transaction structuring, and risk management. He has extensive experience in originating and structuring debt and equity financings and providing value enhancing strategic advice to prominent real estate companies and has completed over $60 billion of transactions across all real estate sectors.

About James Nelson

James L. Nelson is a director and member of the audit committee of Icahn Enterprises L.P. (“Icahn”) and its general partner, Icahn Enterprises G.P. Inc and has served in those positions since 2001. At Icahn, Mr. Nelson has served as a director and member of the audit committees of several of the operating segments of Icahn, including, Tropicana Entertainment, Viskase Companies, American Entertainment Properties, and Atlantic Coast Entertainment Holdings.  Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting, and wealth management company from 1986 through 2009. From 1995 until 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From 1985 through 1988 Mr Nelson was Executive Vice President of Chartwell Associates, a New York based real estate investment firm. Since April 2014, Mr. Nelson has served as a director and member of the audit committee, of Herbalife Ltd., a nutrition company. Mr. Nelson brings to his service as a director his significant experience and leadership roles serving as Chief Executive Officer, Director, and Chairman of the audit committees of various companies.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT's control, including other factors included in NYRT's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NYRT's latest Annual Report on Form 10-K for year ended December 31, 2014, filed with the SEC on May 11, 2015, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Michael A. Happel CEO and President New York REIT, Inc. mhappel@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations / Public Relations abackman@nyrt.com (212) 415-6500	Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600